                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           SHARPER IMAGE CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          --------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          --------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------------
     (5)  Total fee paid:

          --------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          --------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          --------------------------------------------------------------------
     (3)  Filing Party:

          --------------------------------------------------------------------
     (4)  Date Filed:

          --------------------------------------------------------------------

                              THE SHARPER IMAGE(R)

                                                                  April 30, 1996

TO THE STOCKHOLDERS OF
SHARPER IMAGE CORPORATION:

     You are cordially invited to attend the Annual Meeting of Stockholders of Sharper Image Corporation (the "Company") on June 10, 1996 at 2:00 p.m., which will be held at the World Trade Center, Ferry Building, San Francisco, California 94111.

     Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, we will present a report on the progress of the Company during the past year.

     Accompanying this Proxy Statement is our 1995 Annual Report to
Stockholders.

     We hope that you will attend the Annual Meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope so that your shares will be represented at the Annual Meeting.

                                          Sincerely yours,

                                          RICHARD THALHEIMER
                                          Founder, Chairman of the Board, and
                                          Chief Executive Officer

                           SHARPER IMAGE CORPORATION
                                650 DAVIS STREET
                        SAN FRANCISCO, CALIFORNIA 94111

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 10, 1996

     The Annual Meeting of Stockholders of Sharper Image Corporation (the "Company") will be held at the World Trade Center, Ferry Building, San Francisco, California 94111, on Monday, June 10, 1996, at 2:00 p.m., for the following purposes:

          1. To elect Directors to serve until the next Annual Meeting and until their successors have been elected and qualified;

          2. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending January 31, 1997; and

          3. To transact any other business which may properly come before the meeting or any adjournments or postponements thereof.

     The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

     Stockholders of record at the close of business on April 15, 1996 will be entitled to vote at the Annual Meeting. Whether or not you plan to attend, please sign, date, and return the enclosed proxy in the envelope provided. The prompt return of your proxy will assist us in preparing for the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          RICHARD THALHEIMER
                                          Founder, Chairman of the Board, and
                                          Chief Executive Officer

San Francisco, California
April 30, 1996

                              THE SHARPER IMAGE(R)

                                PROXY STATEMENT

                                    FOR THE

                       ANNUAL MEETING OF STOCKHOLDERS OF

                           SHARPER IMAGE CORPORATION

                            TO BE HELD JUNE 10, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sharper Image Corporation, a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders of the Company to be held at 2:00 p.m. on June 10, 1996 and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about April 30, 1996.

     The address of the principal executive office of the Company is 650 Davis Street, San Francisco, California 94111.

                                 VOTING RIGHTS

     Only stockholders of record of the Company's Common Stock ("Common Stock") at the close of business on April 15, 1996 will be entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock entitles the holders thereof to one vote on each matter to come before the Annual Meeting. On April 15, 1996, there were 8,254,980 shares of Common Stock outstanding.

     The enclosed proxy is solicited by the Company's Board of Directors ("Board of Directors" or "Board"), and, when returned properly completed, will be voted as you direct on your proxy card. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the proposals discussed herein and in the discretion of the proxy holders on other matters presented at the Annual Meeting. Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the Annual Meeting, in the discretion of the proxy holder, shares represented by such proxies will be voted upon any other business. Abstentions and broker non-votes are each included in the number of shares present for quorum purposes. Abstentions which may be specified on all proposals other than the election of Directors are counted in tabulations of the votes cast on proposals presented to stockholders; whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                            REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting the shares covered by the proxy in person.

                            SOLICITATION OF PROXIES

     The entire cost of soliciting proxies will be borne by the Company. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by Directors, officers, employees or agents of the Company who will not receive additional compensation for such solicitation. Copies of the solicitation material will be furnished to brokerage firms, fiduciaries and other custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. Such persons will be reimbursed by the Company for their reasonable expenses incurred in sending proxy material to beneficial owners of the Common Stock.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     At the Annual Meeting, six (6) Directors (constituting the entire Board) are to be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Set forth below is information regarding the nominees to the Board of Directors for election as Directors.

     It is intended that the proxies will be voted for the election as Directors of the six nominees named below, unless authority to vote for any such nominee is withheld. The six nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected. In the unanticipated event that a nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. Each nominee has agreed to serve if elected, and the Board of Directors is not aware of any nominee who is unable or will decline to serve as a Director.

NOMINEES TO THE BOARD OF DIRECTORS

        NAME                        PRINCIPAL OCCUPATION                 AGE
- --------------------  -------------------------------------------------  ---
Richard Thalheimer    Founder, Chairman of the Board and Chief           48
                        Executive Officer of Sharper Image Corporation

Elyse Eng Thalheimer  Director, Sharper Image Corporation                48

Alan Thalheimer       Retired Business Executive                         70

Lawrence W. Feldman   Chairman of the Board, Emeritus, San Francisco     79
                        Mart

Maurice Gregg         Retail Financial Consultant                        64

J. Gary Shansby       Founder, The Shansby Group                         58

     RICHARD THALHEIMER is the founder of the Company and has served as Chief Executive Officer and as a Director of the Company since 1978 and as Chairman of the Board of Directors since 1985. Mr. Richard Thalheimer also served as President of the Company through July 1993.

     ELYSE ENG THALHEIMER has been a Director of the Company since April 1987 and was Secretary of the Company from March 1987 through June 1995. Ms. Thalheimer served as Director of Personnel at the Company from August 1981 through November 1986. Ms. Thalheimer is the wife of Mr. Richard Thalheimer.

     ALAN THALHEIMER has been a Director of the Company since June 1981 and was President of Thalheimer, Inc. or its predecessor from May 1981 through 1993. Thalheimer, Inc. was the Company's supplier of gemstones and a major supplier of jewelry. During 1993, Mr. Alan Thalheimer retired from Thalheimer Inc., which has since terminated the supplier relationship with the Company. Mr. Alan Thalheimer is the father of Mr. Richard Thalheimer.

     LAWRENCE W. FELDMAN was appointed by the Board of Directors to serve as a Director of the Company in October 1987. Mr. Feldman has served since 1966 as a Chairman of the Board, Emeritus, of the San Francisco Mart, formerly Western Merchandise Mart of San Francisco, which houses several hundred wholesale furnishing tenants.

     MAURICE GREGG was appointed by the Board of Directors to serve as a Director of the Company in October 1987. Mr. Gregg is a certified public accountant and has been a retail financial consultant since June 1986. Mr. Gregg served as Executive Vice President, Chief Financial Officer and a director of The Gap, Inc. from April 1980 to June 1986.

     J. GARY SHANSBY was appointed by the Board of Directors to serve as a Director of the Company in November 1995. Mr. Shansby is the founder and Managing General Partner of The Shansby Group, a Partnership which invests in the acquisition of companies in consumer industries. Mr. Shansby served as the Chairman of the Board of Directors and Chief Executive Officer of Shaklee Corporation from March 1975 through December 1985.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held three meetings during fiscal 1995. Each Director, with the exception of Elyse Eng Thalheimer, attended more than seventy-five percent (75%) of the aggregate of (i) the total number of such meetings held during the fiscal year, or a portion of the fiscal year, during which such Director served as a member of the Board; and (ii) the total number of meetings held by all committees of the Board on which such Director served as a member. The Board of Directors has an Audit Committee, a Finance Committee, a Compensation Committee and a Stock Option Committee.

     The Audit Committee of the Board was established in November 1987 and consists of Directors Maurice Gregg, Lawrence Feldman and Alan Thalheimer. The Audit Committee is responsible for recommending engagement of the Company's independent auditor, approving services performed by such accountants and reviewing internal accounting controls, audit plans and results, and financial reporting procedures. The Audit Committee held one meeting during fiscal 1995.

     The Finance Committee was established in November 1987 and consists of Directors Richard Thalheimer, Alan Thalheimer and Maurice Gregg and is responsible for overseeing the financial condition of the Company. The Finance Committee held no meetings during fiscal 1995. All Finance Committee matters were conducted during the meetings of the Board of Directors.

     The Compensation Committee was established in November 1987 and consists of Directors Maurice Gregg, Lawrence Feldman, Alan Thalheimer and J. Gary Shansby. The Compensation Committee is responsible for making and reviewing recommendations regarding employee compensation. The Compensation Committee held no meetings during fiscal 1995. All Compensation Committee matters were conducted during the meetings of the Board of Directors.

     The Stock Option Committee was established in October 1987 and consists of Directors Maurice Gregg, Alan Thalheimer and Lawrence Feldman. The Stock Option Committee is responsible for administering the Company's Amended and Restated Stock Option Plan (the "Stock Option Plan"). The Stock Option Committee held five meetings during fiscal 1995.

     The Board of Directors does not have a nominating committee or committee performing similar functions.

DIRECTOR REMUNERATION

     During fiscal 1995, each of the Company's non-employee Directors was paid an annual retainer of $5,000 plus $1,000 for attending each regular meeting of the Board of Directors. The general policy of the Company is to reimburse Directors for all reasonable expenses incurred to attend each meeting of the Board of Directors. All Directors are also eligible to participate in certain of the Company's employee benefit plans. Under the 1994 Non-Employee Directors Stock Option Plan, each individual who first becomes an eligible non-employee Board member will be automatically granted an option to purchase 2,000 shares of Common Stock. In addition, on the date of each Annual Stockholders Meeting, each individual re-elected as a non-employee Board member at that Annual Meeting will receive an automatic option grant to purchase 1,000 shares of Common Stock, provided such individual has served as a Board member for at least six (6) months. The exercise price will be 100% of the fair market value of the Common Stock on the automatic grant date. The options are immediately exercisable and the option shares will vest upon the optionee's completion of one (1) year of Board service measured from the grant date. Any unvested shares purchased under the option will be subject to repurchase by the Company upon the optionee's cessation of Board service prior to vesting in those shares. Mr. Shansby received, in connection with his appointment to the Board in November 1995, an automatic option grant for 2,000 shares of Common Stock with an exercise price of $6.125 per share, and the four non-employee Board members re-elected to the Board at the 1995 Annual Meeting,

Messrs. A. Thalheimer, Feldman and Gregg and Ms. E. Thalheimer, each received at that time an automatic option grant for 1,000 shares of Common Stock with an exercise price of $5.875 per share.

                               SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of the Company's Common Stock as of April 15, 1996 by (i) all persons known by the Company to beneficially own five percent (5%) or more of its outstanding Common Stock, (ii) each Director, (iii) each of the Company's executive officers named in the Summary Compensation Table below, and (iv) all Directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power except where otherwise indicated or where subject to applicable community property laws.

                                                                AMOUNT AND
                                                                NATURE OF
                                                                BENEFICIAL       PERCENT
                                 NAME                           OWNERSHIP        OF CLASS
        ------------------------------------------------------  ----------       --------
        Richard Thalheimer....................................  5,731,987 (1)      68.3
        Elyse Eng Thalheimer..................................    260,528 (2)       3.1
        Alan Thalheimer.......................................     28,351 (3)         *
        Lawrence W. Feldman...................................     12,000 (4)         *
        Maurice Gregg.........................................     11,000 (5)         *
        J. Gary Shansby.......................................      2,000 (6)         *
        Craig Womack..........................................    158,000 (7)       1.9
        Vincent Barriero......................................     25,000 (8)         *
        Sydney Klevatt........................................     54,200 (9)         *
        Tracy Wan.............................................     26,300 (10)        *
        All Directors and executive officers as a group (11
          persons)............................................  6,115,588 (11)     70.3

- ---------------

  *  Less than one percent of class.

 (1) Does not include 45,500 shares owned by Ms. Elyse Eng Thalheimer, Mr. Richard Thalheimer's wife. Includes 4,482,665 shares owned by The Richard
     J. Thalheimer Revocable Trust, of which Mr. Richard Thalheimer is trustee and sole beneficiary; 212,028 shares owned by The Richard J. Thalheimer and Elyse M. Thalheimer Family Trust, of which Mr. Richard Thalheimer is a co-beneficiary; 368,000 shares owned by The Richard J. Thalheimer Children's Trust; 173,294 shares owned by the Richard J. Thalheimer 1994 Annuity Trust, of which Mr. Richard Thalheimer is trustee; 6,000 shares owned by the Richard and Elyse Thalheimer Irrevocable Trust of 1995; 350,000 shares owned by the Richard J. Thalheimer 1995 Annuity Trust, of which Mr. Richard Thalheimer is trustee and 140,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1996. Mr. Thalheimer's address is The Sharper Image, 650 Davis Street, San Francisco, California 94111.

 (2) Does not include 4,482,665 shares owned by Mr. Richard Thalheimer, Ms. Elyse Eng Thalheimer's husband. Includes 212,028 shares owned by The Richard J. Thalheimer and Elyse M. Thalheimer Family Trust, of which Ms. Elyse Eng Thalheimer is a co-beneficiary. Includes 3,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1996.

 (3) Does not include 83,800 shares owned by Mr. Alan Thalheimer's wife. Includes 5,000 shares owned by the Alan Thalheimer individual retirement account. Does not include 368,000 shares owned by The Richard J. Thalheimer Children's Trust, or 6,000 shares owned by the Richard and Elyse Thalheimer Irrevocable Trust of 1995, of which Mr. Alan Thalheimer is Trustee. Includes 3,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1996.

 (4) Includes 2,000 shares owned by the L.W. and Marie Feldman Trust and 10,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1996.

 (5) Includes 10,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1996.

 (6) Includes 2,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1996.

 (7) Includes 146,400 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1996.

 (8) Includes 25,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1996.

 (9) Includes 53,800 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1996.

(10) Includes 26,300 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1996.

(11) Includes 450,000 shares issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after April 15, 1996.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (hereafter referred to as the "named executive officers") for the three fiscal years ended January 31, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                    FISCAL                                   LONG-TERM
                                     YEAR      ANNUAL COMPENSATION         COMPENSATION
                                     ENDED    ----------------------   ---------------------      ALL OTHER
   NAME AND PRINCIPAL POSITION      JAN. 31   SALARY($)    BONUS($)    OPTIONS (# OF SHARES)   COMPENSATION($)
- ----------------------------------  -------   ----------   ---------   ---------------------   ----------------
Richard Thalheimer                    1996      541,406         -0-      300,000 shares(2)          42,118(1)
  Founder, Chairman of the Board,     1995      480,540     247,500      300,000 shares(2)          19,668
  and Chief Executive Officer         1994      450,000      22,500                    -0-          17,320

Craig Womack                          1996      280,192         -0-          50,000 shares           4,014(1)
  President and Chief                 1995      261,731      51,000                    -0-           1,869
  Operating Officer                   1994      238,077      12,250          25,000 shares             504

Vincent Barriero                      1996      165,961         -0-          20,000 shares             780(1)
  Senior Vice President,              1995      153,654      25,000                    -0-           1,501
  Chief Information Officer           1994      150,000       8,000           5,000 shares             646

Sydney Klevatt                        1996      153,485         -0-          12,000 shares           2,387(1)
  Senior Vice President,              1995      137,788      20,000                    -0-           2,300
  Marketing                           1994      141,345       6,250           3,000 shares           1,414

Tracy Wan                             1996      137,383         -0-          15,000 shares             451(1)
  Senior Vice President,              1995      105,529      14,000                    -0-             884
  Chief Financial Officer             1994       90,000       4,500           2,000 shares             239

- ---------------

(1) Represents the following amounts for the named executive officers for the fiscal year ended January 31, 1996: (i) the premiums paid on the life insurance coverage provided such individuals, (ii) the contribution made by the Company to match the salary deferral contribution made by the officer to the Company's 401(k) Savings plan, up to a maximum of $250, (iii) the imputed value for goods and services provided by the Company, and (iv) the cash value compensation of the split-dollar life insurance policy maintained for Mr. Thalheimer. The clause (iv) dollar value was determined by the demand loan approach for the benefit provided by the whole life portion of the premium paid by the Company, projected on an actuarial basis (see "Life Insurance Agreement".)

                                                                                                 SPLIT-DOLLAR
                                                                                                LIFE INSURANCE
                                         LIFE INSURANCE    MATCHING 401(k)    VALUE OF GOODS     "CASH VALUE"
                    NAME                   PREMIUM($)      CONTRIBUTION($)   AND SERVICES($)    COMPENSATION($)
      ---------------------------------  ---------------   ----------------  ----------------   ---------------
      Richard Thalheimer...............         530              250              26,620             14,718
      Craig Womack.....................         530              250               3,234                  0
      Vincent Barriero.................         530              250                   0                  0
      Sydney Klevatt...................       2,137              250                   0                  0
      Tracy Wan........................         201              250                   0                  0

(2) This option was granted on April 12, 1995 with an exercise price of $5.625 per share in cancellation of an option previously granted for the same number of shares on October 7, 1994 but with an exercise price of $6.875 per share.

EMPLOYMENT AGREEMENT AND CHANGE IN CONTROL ARRANGEMENTS

     During fiscal 1994, the Company adopted a Compensation Program for Mr. Richard Thalheimer, the Company's Founder, Chief Executive Officer and Chairman of the Board. The Compensation Program provides for the payment of base salary to Mr. Thalheimer in respect of each fiscal year based on the Company's performance during the prior fiscal year, and provides for the payment of a bonus to Mr. Thalheimer in respect of each fiscal year based on the Company's performance during that fiscal year. Specifically, the Compensation Program provides that Mr. Thalheimer's base salary for any fiscal year will be increased in the event the Company's earnings per share for the prior fiscal year has increased as compared to the fiscal year preceding the prior fiscal year, and will be reduced in the event that the Company's earnings per share for the fiscal year has decreased as compared to the fiscal year preceding such prior fiscal year. The Compensation Program also provides for bonus payments as a percentage of base salary based on specific target percentage increases in the Company's earnings per share for such fiscal years. The Compensation Program provides that Mr. Thalheimer will not, in any event, be paid a base salary less that the minimum base salary established by the Compensation Committee for each fiscal year. The minimum base salary for fiscal 1996 has been established at $495,000.00.

     None of the Company's executive officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors. The Stock Option Committee as administrator of the Company's Stock Option Plan has the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers or any unvested shares actually held by those individuals under the Option Plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following an acquisition of the Company by merger or asset sale.

LIFE INSURANCE AGREEMENT

     Richard J. Thalheimer, the Company's Founder, Chairman of the Board, and Chief Executive Officer, is presently the owner and holder of 5,591,987 shares of the Company's Common Stock. The Company has been advised that on the death of the last to die of Richard J. Thalheimer and his wife Elyse Eng Thalheimer (a director of the Company) the estate of such last to die may be required to publicly sell all or substantially all of such shares to satisfy estate tax obligations. The public sale of such number of shares in all probability would destabilize the market for the Company's publicly traded stock. Accordingly, in May 1995, an agreement was entered into (commonly known as a split-dollar life insurance agreement) under the terms of which the Company will pay the premiums for certain survivorship life insurance policies with an aggregate face value of $20,000,000 on the lives of Richard J. and Elyse E. Thalheimer. Insurance benefits become payable when both have died, and the Company will have an interest in the insurance policies equal to the amount of premiums it has paid with the balance payable to a trust created by Richard J. and Elyse E. Thalheimer. To secure the repayment of the advances, the trust has assigned the life insurance policies to the Company as collateral.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth the information noted for all grants of stock options made to the named executive officers listed in the Summary Compensation Table during the fiscal year ended January 31, 1996. No stock appreciation rights were granted during such fiscal year.

                                                                                        POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                               VALUE AT
                             ----------------------------------------------------          ASSUMED ANNUAL
                                             PERCENTAGE                                       RATES OF
                                              OF TOTAL                                       STOCK PRICE
                                              OPTIONS                                     APPRECIATION FOR
                                             GRANTED TO    EXERCISE OR                     OPTION TERM(4)
                                OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION     ---------------------
            NAME               GRANTED(#)   FISCAL YEAR     ($/Sh)(3)       DATE          5%($)      10%($)
            ----               ----------   ------------   -----------   ----------     ---------   ---------
Richard Thalheimer...........   300,000(1)     47.6%       $ 5.625        4/12/05     $1,061,260  $2,689,440
Craig Womack.................    50,000(2)      7.9%         5.625        4/12/05        176,877     448,240
Vincent Barriero.............    20,000(2)      3.2%         5.625        4/12/05         70,751     179,296
Sydney Klevatt...............    12,000(2)      1.9%         5.625        4/12/05         42,450     107,578
Tracy Wan....................    15,000(2)      2.4%         5.625        4/12/05         53,063     134,472

- ---------------

(1) The option grant to Mr. Richard Thalheimer has a maximum term of ten years, subject to earlier termination upon the optionee's cessation of service. The option grant reflected in the table is exercisable as follows: 140,000 shares became exercisable on January 31, 1996 and the remaining shares will become exercisable in four successive equal annual installments beginning January 31, 1997, provided he continued in service. The option will be subject to full and immediate acceleration in the event the Company is acquired by merger or asset sale, unless the option is assumed or replaced by the acquiring entity.

(2) The option grants have a maximum term of ten years, subject to earlier termination upon the optionee's cessation of service. The option grants will become exercisable in three successive equal annual installments beginning January 31, 1998, provided the optionee continued in service.

(3) The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving the same-day sale of the purchased shares.

(4) There is no assurance that the actual stock price appreciation over the ten-year option term will be at those assumed rates or at any other level. Unless the market price of the Company's common stock does in fact appreciate over the option term, no value will be realized from the option grants.

OPTION EXERCISES AND HOLDINGS

     The following table provides information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year. No stock appreciation rights have been granted under the Stock Option Plan.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                              VALUE OF UNEXERCISED IN-THE-
                                                                                                MONEY OPTIONS AT FISCAL
                                                                                               YEAR-END (MARKET PRICE OF
                                                                   NUMBER OF UNEXERCISED       SHARES AT FISCAL YEAR-END
                                            VALUE REALIZED           OPTIONS AT FISCAL           ($4.625) LESS EXERCISE
                              SHARES       (MARKET PRICE AT             YEAR-END(#)                    PRICE)($)
                           ACQUIRED ON    EXERCISE DATE LESS    ---------------------------   ----------------------------
          NAME             EXERCISE(#)    EXERCISE PRICE)($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
          ----             ------------   -------------------   -----------   -------------   -----------    -------------
Richard Thalheimer.......         --                --            140,000        160,000       $ -0-           $ -0-
Craig Womack.............     10,000         $  48,750            146,400         69,000         392,475          47,375
Vincent Barriero.........     30,000         $ 135,000             25,000         25,000          67,250          13,375
Sydney Klevatt...........         --                --             53,800         16,200         168,020          11,175
Tracy Wan................         --                --             26,300         17,700          67,000           7,188

OPTION REPRICING

     The following table sets forth information with respect to the participation by the Company's current and former executive officers in all option repricing programs implemented by the Company during the period commencing May 5, 1987, the date the Company completed the initial public offering of its common stock and ending April 30, 1996.

                           TEN-YEAR OPTION REPRICING

                                                                                                     LENGTH OF
                                              NUMBER OF       MARKET                                  ORIGINAL
                                              SECURITIES     PRICE OF       EXERCISE                OPTION TERM
                                              UNDERLYING     STOCK AT       PRICE AT                 REMAINING
                                               OPTIONS       TIME OF        TIME OF                  AT DATE OF
                                               REPRICED    REPRICING OR   REPRICING OR     NEW      REPRICING OR
                                                  OR        AMENDMENT      AMENDMENT     EXERCISE    AMENDMENT
        NAME AND POSITION            DATE     AMENDED(#)       ($)            ($)        PRICE($)     (YEARS)
        -----------------          --------   ----------   ------------   ------------   --------   ------------
Richard Thalheimer...............  4/12/95    300,000        5.625          6.875        5.625         4.8
  Founder, Chairman of the Board,
  and Chief Executive Officer

Craig Womack.....................  9/25/90     10,000        1.875          4.125        1.875         3.1
  President and Chief              9/25/90      7,000        1.875          4.750        1.875         3.3
  Operating Officer                9/25/90     16,000        1.875          5.375        1.875         3.8
                                   9/25/90      7,400        1.875          4.750        1.875         3.9
                                   9/25/90     13,000        1.875          4.875        1.875         4.3
                                   9/25/90     27,000        1.875          7.375        1.875         5.2
                                   9/25/90     15,000        1.875          6.000        1.875         5.5
                                   4/29/93     10,000        1.875          2.875        1.875         4.8

Vincent Barriero.................  9/25/90     10,000        1.875          8.875        1.875         4.9
  Senior Vice President,           9/25/90      5,000        1.875          6.000        1.875         5.5
  Chief Information Officer        4/29/93      5,000        1.875          2.875        1.875         4.8

Tracy Wan........................  9/25/90      1,000        1.875          6.375        1.875         4.6
  Senior Vice President,           9/25/90      3,000        1.875          7.500        1.875         4.8
  Chief Financial Officer          9/25/90      2,000        1.875          6.000        1.875         5.5
                                   4/29/93      2,000        1.875          2.875        1.875         4.8

Shannon King.....................  9/25/90      1,500        1.875          4.125        1.875         3.1
  Senior Vice President,           9/25/90      3,000        1.875          5.375        1.875         3.8
  Merchandising                    9/25/90      4,000        1.875          4.875        1.875         4.3
                                   9/25/90      3,000        1.875          7.500        1.875         4.8
                                   4/29/93      4,000        1.875          2.875        1.875         4.8

Sydney Klevatt...................  4/29/93      3,000        1.875          2.875        1.875         4.8
  Senior Vice President,
  Marketing

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than ten-percent stockholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 1996, a Form 3, reporting Mr. J. Gary Shansby as a new member of the Board of Directors, was not filed on a timely basis; all other Section 16(a) filing requirements applicable to its officers, Directors and greater than ten-percent beneficial owners were complied with.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committees of the Board of Directors (the "Committees") administer the Company's compensation policies and programs. The Compensation Committee has responsibility for executive compensation matters, including setting the base salaries of the Company's executive officers, approving individual bonuses and bonus programs for executive officers, and administering certain of the Company's employee benefit programs. The Stock Option Committee has sole responsibility for the administration of the Company's Stock Option Plan, under which grants may be made to executive officers and other key employees. The following is a summary of policies of the Committees that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

     GENERAL COMPENSATION POLICY. The overall policy of the Committees is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. One of the primary objectives is to have a substantial portion of each executive officer's compensation contingent upon the Company's financial success as well as upon such executive officer's own level of performance. Each executive officer's compensation package is generally comprised of three elements: (i) base salary, which is determined primarily on the basis of the individual's position and responsibilities and the level of the individual's performance, (ii) incentive performance awards payable in cash and tied to the Company's financial performance and individual performance, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. Generally, as an executive officer's level of responsibility increases, a greater portion of such executive officer's total compensation will be dependent upon Company performance and stock price appreciation rather than base salary.

     FACTORS. The principal factors considered in establishing the components of each executive officer's compensation package for the fiscal year ended January 31, 1996 are summarized below. The Committees may in their discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

          BASE SALARY. The base salary for each officer is set primarily on the basis of personal performance, level of responsibility, salary levels for comparable positions of other retailers (as estimated based on the Committee's knowledge of the retail industry), internal comparability considerations, and, to a lesser extent, on the financial performance of the Company.

          INCENTIVE COMPENSATION. Annual bonuses are earned by an executive officer on the basis of the Company's financial performance and the base salary, personal performance and level of responsibility of such executive officer. The specific amounts paid to each executive officer, other than the Chief Executive Officer, was determined by the Company's Chief Executive Officer on the basis of personal performance and level of responsibility of each such executive officer, subject to the Compensation Committee's approval. No bonuses were paid by the Company to any executive officer during the fiscal year ended January 31, 1996, as a result of the Company's financial performance during that year.

          LONG-TERM STOCK-BASED INCENTIVE COMPENSATION.   Generally, the Stock
     Option Committee approves annual grants of stock options to each of the Company's executive officers under the Stock Option Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer generally is designed to create a meaningful opportunity for stock ownership and is based upon the executive officer's current position with the Company, internal comparability considerations regarding option grants made to other executive officers of the Company, the executive officer's current level of performance and the executive officer's potential for future responsibility and promotion over the option term. The Stock Option Committee also considers the number of vested and unvested options held by the executive officer at the time of the proposed grant in order to maintain an appropriate level of equity incentive for that individual. However, the Stock Option Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

     CEO COMPENSATION. During fiscal 1995, the Company adopted a Compensation Program for Mr. Richard Thalheimer, the Company's Founder, Chief Executive Officer and Chairman of the Board. The Compensation Program provides for the payment of base salary to Mr. Thalheimer in respect of each fiscal year based on the Company's performance during the prior fiscal year, and provides for the payment of a bonus to Mr. Thalheimer in respect of each fiscal year based on the Company's performance during that fiscal year. Specifically, the Compensation Program provides that Mr. Thalheimer's base salary for any fiscal year will be increased in the event the Company's earnings per share for the prior fiscal year has increased as compared to the fiscal year preceding the prior fiscal year, and will be reduced in the event that the Company's earnings per share for the fiscal year has decreased as compared to the fiscal year preceding such prior fiscal year. The Compensation Program also provides for bonus payments as a percentage of base salary based on specific target percentage increases in the Company's earnings per share for such fiscal years. The Compensation Program provides that Mr. Thalheimer will not, in any event, be paid a base salary less that the minimum base salary established by the Compensation Committee for each fiscal year. The minimum base salary for fiscal 1996 has been established at $495,000.00. On the basis of the earnings per share for the fiscal year ended January 31, 1996, Mr. Thalheimer did not receive a bonus. The Committee has also established a split-dollar life insurance arrangement for Mr. Thalheimer as discussed above under "Life Insurance Agreement."

     During the 1996 fiscal year, the Stock Option Committee concluded that the 300,000-share option grant made to Mr. Thalheimer in October 1994 had lost its incentive value by reason of the decline in the market price of the Company's common stock. The grant was intended to serve as a significant component of Mr. Thalheimer's total compensation package and to provide him with a meaningful incentive to continue in the Company's employ and contribute to the Company's financial success. In order to assure that these objectives would be achieved, the Stock Option Committee believed it necessary to reprice Mr. Thalheimer's stock option grant to reflect the decline in the market price of the common stock. The Stock Option Committee felt that such decline was the result of market factors which affected stock prices throughout the retail industry and did not necessarily reflect the market's particular assessment of the Company's financial performance. Accordingly, on April 12, 1995, Mr. Thalheimer's 300,000-share option grant was repriced from $6.875 per share to the current market price of $5.625 per share. The repriced option will continue to become exercisable in accordance with the original vesting schedule, namely 140,000 shares became exercisable on January 31, 1996 and the remaining shares will become exercisable beginning on January 31, 1997, in a series of four successive equal annual installments.

     TAX LIMITATION. As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will be in effect for each fiscal year of the Company beginning after December 31, 1993 and will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation.

     The Company's Stock Option Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise price of option grants made under that plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     Submitted by the Company's Compensation Committee and Stock Option Committee of the Board of Directors:

         Alan Thalheimer, Member, Compensation and Stock Option Committees Lawrence Feldman, Member, Compensation and Stock Option Committees Maurice Gregg, Member, Compensation and Stock Option Committees
         J. Gary Shansby, Member, Compensation Committee

               COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. No member of the Compensation Committee is a former or current officer or employee of the Company.

                               PERFORMANCE GRAPH

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS*
             OF THE COMPANY, THE NASDAQ STOCK MARKET (U.S.) INDEX,
                          AND THE NASDAQ RETAIL INDEX

     The following graph compares the yearly percentage changes in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Retail Trade Stocks Index during the five fiscal years ended January 31, 1996. The comparison assumes that $100 was invested on January 31, 1991 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                                   Sharper        Nasdaq Stock        Nasdaq
      Measurement Period            Image         Market (U.S.)    Retail Trade
    (Fiscal Year Covered)        Corporation         Index         Stocks Index
1/91                                 $100             $100             $100
1/92                                 $242             $153             $175
1/93                                 $263             $173             $158
1/94                                 $526             $199             $169
1/95                                 $579             $190             $149
1/96                                 $389             $268             $169

* $100 INVESTED ON 01/31/91 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS,
  FISCAL YEAR ENDING JANUARY 31.

                              CERTAIN TRANSACTIONS

     In October 1993, Mr. Alan Thalheimer, a Director of the Company, made a loan to the Company for the purpose of refinancing the existing mortgage loan on the Company's distribution center property in Little Rock, Arkansas. The loan balance of $255,551 was paid in full in December 1995.

     In May 1995, the Company made a loan to Mr. Vincent J. Barriero, an executive officer of the Company, in the amount of $100,000 for the purpose of purchasing a residence. Pursuant to this loan, $3,389 of interest was paid during the 1995 fiscal year and in December 1995 the loan balance was paid in full.

         PROPOSAL 2:  RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

     The firm of Deloitte & Touche LLP served as independent auditor for the Company for the fiscal year ended January 31, 1996. The Board of Directors has selected the firm to continue in this capacity for the current fiscal year. Accordingly, the Company is asking the stockholders to ratify the selection of Deloitte & Touche LLP as independent auditor.

     Although the selection of Deloitte & Touche LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the selection of the independent auditor for the fiscal year ending January 31, 1997. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

     The Company anticipates that a representative of Deloitte & Touche LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to questions at the meeting.

     The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending January 31, 1997.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be considered for inclusion in the Company's Proxy Statement for the Annual Meeting of Stockholders to be held in 1997 must be received by the Company no later than December 31, 1996. The proposal must be mailed to the Company's principal executive offices at 650 Davis Street, San Francisco, California 94111. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any other matter which may be presented for action at the meeting. Should any other matter requiring a vote of the stockholders arise, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion on such matters.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Richard Thalheimer
                                          Founder, Chairman of the Board, and
                                          Chief Executive Officer
April 30, 1996
San Francisco, California

PROXY

                           SHARPER IMAGE CORPORATION
                   650 DAVIS STREET, SAN FRANCISCO, CA 94111

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Richard Thalheimer and Tracy Wan, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Sharper Image Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sharper Image Corporation to be held on June 10, 1996 at 2:00 p.m., and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat:



                 (Continued and to be signed on the other side)



- --------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                Please mark your vote as
                                                indicated in this example. /X/


1. ELECTION OF DIRECTORS

   INSTRUCTION: AUTHORITY TO VOTE FOR ANY NOMINEE MAY BE WITHHELD BY LINING
                THROUGH SUCH NOMINEE'S NAME BELOW.

                                            WITHHOLD
                                           AUTHORITY
                         FOR              to vote for
                    all nominees          all nominees
                    listed below          listed below
                        / /                  / /


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

   Nominees:  RICHARD J. THALHEIMER        LAWRENCE W. FELDMAN
              ALAN R. THALHEIMER           MAURICE GREGG
              ELYSE ENG THALHEIMER         J. GARY SHANSBY

2. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITOR. (The Board of Directors recommends a vote FOR.)

           FOR            AGAINST           ABSTAIN
           / /             / /                / /

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournments or postponements thereof.

           FOR            AGAINST           ABSTAIN
           / /             / /                / /

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 IN THE DISCRETION OF THE PROXY HOLDERS, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE



Signatures(s) ____________________________________  DATED: _______________, 1996

Please sign exactly as name appears above. when shares are held jointly, every holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

- --------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -